Exhibit 99.1

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of continuing operations as of and for the three months ended March 31, 2013, and for the twelve months ended December 31, 2012 based upon the consolidated historical financial statements of Pinnacle Entertainment, Inc. (“Pinnacle”) and Ameristar Casinos, Inc. (“Ameristar”).

The unaudited pro forma condensed combined balance sheet presents the financial position of Pinnacle at March 31, 2013 giving effect to the acquisition of Ameristar (the “Acquisition”) and the reclassification adjustment to reflect Lumière Place Casino, Hotel Lumière, Four Seasons, and Ameristar Lake Charles as discontinued operations in connection with the planned divestiture of those assets as if they had occurred on such date. The unaudited pro forma condensed combined statements of continuing operations for the three months ended March 31, 2013 and for the year ended December 31, 2012 give effect to the Acquisition and the reclassification adjustment to reflect Lumière Place Casino, Hotel Lumière, Four Seasons, and Ameristar Lake Charles as discontinued operations in connection with the planned divestiture of those assets as if they had occurred on January 1, 2012. The unaudited pro forma adjustments reflecting the Acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the allocations of the preliminary purchase price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions deemed appropriate by Pinnacle’s management and is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of continuing operations do not include certain nonrecurring charges and the related tax effects which result directly from the Acquisition as described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Pinnacle and Ameristar, which are incorporated by reference in this Form 8-K.

Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc.

Condensed combined balance sheet and pro forma adjustments

As of March 31, 2013

(Unaudited)

(dollars in thousands)	Historical
	Pinnacle Entertainment, Inc.	Ameristar Casinos, Inc.	Acquisition pro forma adjustments	Notes		Discontinued operations pro forma adjustments (p)	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$98,877	$124,774	$(960,308)	(a	)	$(11,241)	$188,163
			2,789,000	(b	)
			(1,689,474)	(c	)
			(75,875)	(d	)
			(87,200)	(e	)
			(390)	(f	)
Restricted cash	—	6,581	—			(656)	5,925
Accounts receivable, net of allowance	21,172	5,439	—			(1,952)	24,659
Income tax receivable	—	—	32,977	(q	)	—	32,977
Inventories	6,559	5,738	—			(1,259)	11,038
Prepaid expenses and other assets	10,339	14,715	—			(1,087)	23,967
Deferred income taxes	—	10,348	12,705	(h	)	—	23,053
Assets of discontinued operations held for sale	38,609	—	—			430,969	469,578

Total current assets	175,556	167,595	21,435			414,774	779,360
Restricted cash	5,667	—	28,849	(g	)	(28,849)	5,667
Property and equipment, net	1,718,585	1,763,107	(1,763,107)	(i	)	(452,355)	3,004,330
			1,738,100	(i	)
Goodwill	58,476	69,468	(69,468)	(j	)	—	904,881
			846,405	(j	)
Equity method investments	424	—	—			—	424
Other intangible assets, net	24,708	42,400	(42,400)	(k	)	(29,800)	568,708
			573,800	(k	)
Deposits and other assets	—	83,019	(83,019)	(g	)	—	—
Other assets	63,825	—	(48,167)	(l	)	(815)	144,888
			54,170	(g	)
			75,875	(d	)

Total assets	$2,047,241	$2,125,589	$1,332,473			$(97,045)	$5,408,258

Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc.

Condensed combined balance sheet and pro forma adjustments

As of March 31, 2013

(Continued)

(Unaudited)

(dollars in thousands)	Historical
	Pinnacle Entertainment, Inc.	Ameristar Casinos, Inc.	Acquisition pro forma adjustments	Notes		Discontinued operations pro forma adjustments (p)	Pro forma combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$37,476	$17,688	$—			$(2,776)	$52,388
Construction contracts payable	—	27,461	(27,461)	(g	)	—	—
Income taxes payable	—	3,969	(3,969)	(g	)	—	—
Accrued liabilities	163,985	137,211	31,430	(g	)	(45,804)	286,435
			(387)	(f	)
Deferred income taxes	3,011	—	—	(h	)	—	3,011
Current portion of long-term debt	3,250	41,463	(44,713)	(c	)	—	—
Liabilities of discontinued operations held for sale	—	—	—			50,806	50,806

Total current liabilities	207,722	227,792	(45,100)			2,226	392,640
Long-term debt less current portion	1,436,740	1,873,684	2,789,000	(b	)	—	4,603,257
			(1,594,967)	(c	)
			98,800	(m	)
Deferred income taxes	3,692	23,836	238,104	(h	)	—	265,632
Other long-term liabilities	22,842	2,852	—			(2,226)	23,468

Total liabilities	1,670,996	2,128,164	1,485,837			—	5,284,997
Commitments and contingencies
Stockholders’ equity
Common stock	6,476	615	(615)	(n	)	—	6,476
Additional paid-in capital	1,056,902	339,192	(339,192)	(n	)	—	1,056,902
Accumulated other comprehensive income	9	—	—			—	9
Retained earnings (deficit)	(627,570)	159,451	(159,451)	(n	)	(97,045)	(880,554)
			(155,939)	(o	)
Treasury stock	(71,090)	(501,833)	501,833	(n	)	—	(71,090)

Total Pinnacle/Ameristar stockholders’ equity	364,727	(2,575)	(153,364)			(97,045)	111,743
Non-controlling interest	11,518	—	—			—	11,518

Total stockholders’ equity	376,245	(2,575)	(153,364)			(97,045)	123,261

Total liabilities and stockholders’ equity	$2,047,241	$2,125,589	$1,332,473			$(97,045)	$5,408,258

Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc.

Condensed combined statement of operations and pro forma adjustments

For the three months ended March 31, 2013

(Unaudited)

(dollars in thousands, except per share data)	Historical
	Pinnacle Entertainment, Inc.	Ameristar Casinos, Inc.	Acquisition pro forma adjustments	Notes		Discontinued operations pro forma adjustments (i)	Pro forma combined
Revenues:
Gaming	$277,184	$303,978	$(35,097)	(a	)	$(36,987)	$509,078
Food and beverage	17,408	34,536	(18,986)	(a	)	(4,469)	28,489
Lodging	7,974	18,774	(14,279)	(a	)	(3,216)	9,253
Retail, entertainment and other	10,073	6,806	(652)	(a	)	(1,350)	14,877

Total revenues	312,639	364,094	(69,014)			(46,022)	561,697
Less: promotional allowances	—	(69,014)	69,014	(a	)	—	—

Net revenues	312,639	295,080	—			(46,022)	561,697

Expenses and other costs:
Gaming	156,209	132,225	—			(20,464)	267,970
Food and beverage	15,268	13,702	—			(3,810)	25,160
Lodging	4,890	1,743	—			(1,921)	4,712
Retail, entertainment and other	4,198	2,246	—			(488)	5,956
General and administrative	60,081	61,953	(25)	(a	)	(10,275)	111,734
Depreciation and amortization	28,002	25,147	375	(b	)	(4,843)	47,893
			(788)	(c	)
Pre-opening and development costs	7,561	—	25	(a	)	(33)	7,553
Impairment of fixed assets	—	23	(23)	(a	)	—	—
Net loss (gain) on disposition of assets	—	(9)	9	(a	)	—	—
Write-downs, reserves and recoveries, net	314	—	14	(a	)	(12)	316

Total expenses and other costs	276,523	237,030	(413)			(41,846)	471,294

Operating income (loss)	36,116	58,050	413			(4,176)	90,403

Interest expense, net	(28,670)	(28,634)	23,503	(d	)	76	(68,268)
			(34,965)	(e	)
			(2,669)	(f	)
			3,088	(g	)
			3	(a	)
Interest income	—	3	(3)	(a	)	—	—
Loss from equity method investment	(92,181)	—	—			—	(92,181)

Income (loss) from continuing operations before taxes	(84,735)	29,419	(10,630)			(4,100)	(70,046)
Income tax expense	(611)	(11,441)	(4,948)	(h	) (j)	—	(17,000)

Income (loss) from continuing operations	$(85,346)	$17,978	$(15,578)			$(4,100)	$(87,046)

Net income (loss) per common share
Basic	$(1.46)	$0.55	n/a			n/a	$(1.49)
Diluted	$(1.46)	$0.51	n/a			n/a	$(1.49)
Weighted average shares
Basic	58,339	32,970	n/a			n/a	58,339
Diluted	58,339	35,027	n/a			n/a	58,339

Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc.

Condensed combined statement of operations and pro forma adjustments

For the year ended December 31, 2012

(Unaudited)

(dollars in thousands, except per share data)	Historical
	Pinnacle Entertainment, Inc.	Ameristar Casinos, Inc.	Acquisition pro forma adjustments	Notes		Discontinued operations pro forma adjustments (i)	Pro forma combined
Revenues:
Gaming	$1,042,515	$1,228,958	$(140,592)	(a	)	$(150,231)	$1,980,650
Food and beverage	74,551	139,565	(77,819)	(a	)	(21,077)	115,220
Lodging	39,426	77,698	(57,569)	(a	)	(17,489)	42,066
Retail, entertainment and other	40,611	27,957	(2,977)	(a	)	(5,470)	60,121

Total revenues	1,197,103	1,474,178	(278,957)			(194,267)	2,198,057
Less: promotional allowances	—	(278,957)	278,957	(a	)	—	—

Net revenues	1,197,103	1,195,221	—			(194,267)	2,198,057

Expenses and other costs:
Gaming	588,646	537,862	—			(87,292)	1,039,216
Food and beverage	64,537	53,634	—			(17,427)	100,744
Lodging	20,626	8,121	—			(9,002)	19,745
Retail, entertainment and other	22,010	9,761	—			(2,158)	29,613
General and administrative	224,918	251,395	(140)	(a	)	(43,723)	432,450
Depreciation and amortization	115,694	106,317	1,500	(b	)	(33,005)	181,627
			(8,879)	(c	)
Pre-opening and development costs	21,633	—	140	(a	)	(265)	21,508
Impairment of fixed assets	—	9,563	(9,563)	(a	)	—	—
Net loss on disposition of assets	—	408	(408)	(a	)	—	—
Write-downs, reserves and recoveries, net	11,818	—	9,971	(a	)	(10,989)	10,800

Total expenses and other costs	1,069,882	977,061	(7,379)			(203,861)	1,835,703

Operating income	127,221	218,160	7,379			9,594	362,354

Interest expense, net	(93,687)	(114,740)	96,803	(d	)	17	(249,745)
			(139,856)	(e	)
			(10,676)	(f	)
			12,350	(g	)
			44	(a	)
Interest income	—	44	(44)	(a	)	—	—
Loss on early extinguishment of debt	(20,718)	—	—			—	(20,718)
Loss from equity method investment	(30,780)	—	—			—	(30,780)
Other	—	835	—			—	835

Income (loss) from continuing operations before taxes	(17,964)	104,299	(34,000)			9,611	61,946
Income tax expense	(4,675)	(27,964)	(26,109)	(h	)	—	(58,748)

Income (loss) from continuing operations	$(22,639)	$76,335	$(60,109)			$9,611	$3,198

Net income (loss) per common share
Basic	$(0.37)	$2.32	n/a			n/a	$0.05
Diluted	$(0.37)	$2.26	n/a			n/a	$0.05
Weighted average shares
Basic	61,258	32,906	n/a			n/a	61,258
Diluted	61,258	33,743	n/a			n/a	61,714

Notes to unaudited pro forma condensed combined financial information

1. Basis of presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition and related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of continuing operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the Acquisition closes, and could result in significant changes to the unaudited pro forma condensed combined financial information, including goodwill.

This information should be read in conjunction with Pinnacle’s historical financial statements and accompanying notes in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 1, 2013, its Quarterly Report on Form 10-Q for the three months ended March 31, 2013, as filed with the SEC on May 10, 2013, its Annual Report on Form 10-K Amendment No. 1 for the year ended December 31, 2012, as filed with the SEC on May 31, 2013, its Annual Report on Form 10-K Amendment No. 2 for the year ended December 31, 2012, as filed with the SEC on July 26, 2013, its definitive Proxy Statement as filed with the SEC on April 9, 2013 (with respect to information contained in such proxy statement that is incorporated into Part III of our Annual Report on Form 10-K only), and Ameristar’s historical financial statements and the accompanying notes that are included in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 28, 2013, its Quarterly Report on Form 10-Q for the three months ended March 31, 2013, as filed with the SEC on May 9, 2013. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

2. Description of Transaction

On December 20, 2012, Pinnacle entered into a definitive agreement to acquire all of the outstanding common shares of Ameristar in an all cash transaction valued at $26.50 per share representing total consideration of $2.8 billion, including the outstanding debt of Ameristar. Pinnacle is acquiring Ameristar pursuant to an Agreement and Plan of Merger, dated December 20, 2012, as amended (the “Merger Agreement”), between, Pinnacle, PNK Holdings, Inc., a direct wholly-owned subsidiary of Pinnacle (“Holdco”), PNK Development 32, Inc., an indirect wholly-owned subsidiary of Pinnacle (“Merger Sub”), and Ameristar.

On April 2, 2013, at the request and expense of Pinnacle, Ameristar successfully completed the solicitation of consents from holders of the $1.040 billion outstanding principal amount of Ameristar’s 7.50% Senior Notes due 2021 (the “Ameristar Notes”) for waivers of and amendments to certain provisions of the indenture governing the Ameristar Notes. The holders of the Ameristar Notes are entitled to receive a consent fee of $19.00 for each $1,000 in principal amount of the Notes for which consents were validly delivered and unrevoked on or prior to April 2, 2013 (the “Consent Fee”). Pinnacle paid 50% of the Consent Fee, or $9.8 million, in early April and the remaining 50% will be payable, if at all, promptly following the consummation of the Acquisition. On April 25, 2013, the stockholders of Ameristar approved the Merger Agreement at a special meeting of stockholders.

The parties to the Merger Agreement expect to complete the Acquisition in the August 2013, although Pinnacle cannot assure consummation by any particular date, or at all. Because the Acquisition is subject to a number of conditions, including receipt of antitrust regulatory approval, the exact timing of the Acquisition cannot be determined at this time.

3. Calculation of Estimated Purchase Consideration

The fair value of the consideration expected to be transferred on the closing date includes the purchase price of the assets acquired, offset by the fair value of certain liabilities assumed and expenses incurred on behalf of Ameristar.

A preliminary estimate of the purchase price, assuming the transaction closed on March 31, 2013, is as follows:

In thousands
Estimated consideration for Ameristar issued and outstanding common stock (i)	$875,536
Estimated consideration for Ameristar stock options (ii)	48,559
Estimated consideration for Ameristar restricted stock units (iii)	36,214
Estimated consideration for repayment of Ameristar debt	875,537

Total estimated consideration transferred	$1,835,846

(i)	Estimated consideration for Ameristar’s issued and outstanding common stock based on 33,039,079 shares issued and outstanding.
(ii)	Estimated consideration for Ameristar’s stock options based on 5,746,389 options outstanding.
(iii)	Estimated consideration for Ameristar restricted stock units based on 1,366,569 outstanding restricted stock units.

For pro forma purposes, the number of shares of common stock, stock options, and restricted stock units outstanding was determined based on information available as of March 31, 2013. The final purchase consideration could differ from the amounts presented in the unaudited pro forma condensed combined financial information due to a change in the number of shares of common stock, stock options, and restricted stock units outstanding.

4. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Ameristar will be recorded at the acquisition date fair values and added to those of Pinnacle. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2013 and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuations and other studies that will not be complete until after the transaction has closed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and additional analyses and final valuations are conducted following the completion of the transaction. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimate of fair value set forth below.

The following table allocates the preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Ameristar, with the excess recorded as goodwill.

In thousands
Current and other assets	$213,277
Property and equipment	1,738,100
Goodwill	846,405
Intangible assets (i)	573,800
Other noncurrent assets	53,795

Total assets	$3,425,377
Current liabilities	$185,939
Deferred tax liabilities (ii)	261,940
Other long-term liabilities	2,852
Debt (iii)	1,138,800

Total liabilities	$1,589,531
Net assets acquired	$1,835,846

(i)	Intangible assets consisted of trade names, customer relationships, and gaming licenses for certain properties.
(ii)	Ameristar’s deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, debt, and deferred financing costs. Deferred tax adjustments also considered the effect of the cash settlement of Ameristar’s stock options and restricted stock units, and Ameristar’s valuation allowance against its deferred tax assets.
(iii)	Debt was comprised of the fair value of Ameristar Notes.

The fair value of property and equipment was estimated using a combination of the income, market and cost approaches, depending on the characteristics of the asset classification. With respect to certain personal property components of these assets (slot machines, furniture, fixtures and equipment, resort signage, vehicles and computer equipment) the cost approach was used, which is based on replacement or reproduction costs of the asset. The fair value of the land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

The fair value of the assumed long-term debt was estimated based on bid prices for the Ameristar Notes as of March 31, 2013.

The final determination of purchase price allocation upon the closing of the Acquisition will be based on Ameristar’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2013

The unaudited pro forma condensed combined balance sheet presented above reflects the following specific adjustments:

(a)	Reflects the estimated cash payment to Ameristar’s stockholders and holders of options and restricted stock units

(b)	Reflects the proceeds from debt expected to be incurred under the proposed Acquisition structure as follows:

(dollars in thousands)	Total Borrowing Capacity	Estimated Proceeds
Revolving credit facility	$1,000,000	$389,000
Term loans	1,600,000	1,600,000
Unsecured notes	800,000	800,000

Total	$3,400,000	$2,789,000

(c)	Reflects the repayment of Ameristar’s secured and other debt as well as Pinnacle’s secured and other debt including $2.8 million of original issue discount on Pinnacle’s secured debt and the redemption of Pinnacle’s existing 8.625% senior notes due 2017

(d)	Reflects the estimated debt financing costs

(e)	Reflects the estimated transaction fees, including the Consent Fee

(f)	Reflects the repayment of interest accrued on the retired debt

(g)	Represents a reclassification adjustment to conform the presentation of Ameristar to the presentation of Pinnacle

(h)	Reflects the adjustment to deferred taxes as a result of recording the acquired assets and assumed liabilities of Ameristar at their fair values

(i)	Reflects the removal of Ameristar’s historical property and equipment, and the addition of the estimated fair value of the property and equipment acquired in the Acquisition

(j)	Represents the removal of Ameristar’s historical goodwill, and the addition of the estimated fair value of the goodwill acquired in the Acquisition

(k)	Reflects the removal of Ameristar’s historical intangible assets, and the addition of the estimated fair value of the intangible assets comprised of trade name, customer relationships, and gaming licenses acquired in the Acquisition

(l)	Reflects the removal of the deferred financing costs associated with the historical debt expected to be refinanced

(m)	Reflects the fair value adjustment on the Ameristar Notes

(n)	Reflects the reversal of Ameristar’s historical equity

(o)	Reflects the impact to equity of the write-off of deferred financing costs and original issue discount associated with historical debt expected to be refinanced

(p)	Represents a reclassification adjustment to reflect Lumière Place Casino, Hotel Lumière, Four Seasons, and Ameristar Lake Charles as discontinued operations in connection with the planned divestiture of those assets. The impairment charged to retained earnings is for the presentation of the assets at fair value less cost to sell in connection with the assumption of a planned divestiture and discontinued operations presentation, and does not represent an impairment charge using an undiscounted cash flow analysis performed under ASC 360-10

(q)	Reflects the estimated benefit of current income tax deduction attributable to the cash settlement of Ameristar’s stock options and restricted stock units.

6. Notes to Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the three months ended March 31, 2013

The unaudited pro forma condensed combined statement of continuing operations presented above reflects the following specific adjustments:

(a)	Represents reclassification adjustments to conform presentation of Ameristar to presentation of Pinnacle

(b)	Reflects the adjustment to amortization expense due to the amortization of the customer relationship intangible assets recognized in purchase accounting

(c)	Reflects the adjustment to depreciation expense due to the fair value adjustment of property and equipment

(d)	Represents the removal of the interest expense associated with the historical debt expected to be refinanced

(e)

Reflects the interest expense associated with the debt financing expected to be incurred to finance the Acquisition. The pro forma interest expense arising from the additional borrowings has been computed using the assumed rate on the $800.0 million of 7.00% senior notes issued in contemplation of the transaction, and the current rates on the existing Pinnacle term loan and the revolving credit facility of 4.25% and 3.487%, respectively. Each 1/8th % change in the variable rate on the approximate $1,600.0 million and $389.0 million borrowed under the new term loan and revolving credit facility at closing would result in a change in interest expense of $0.5 million and $0.1 million for the three months ended March 31, 2013, respectively. Each 1/8th % change in the assumed rate on the $800.0 million borrowed under the senior notes at closing would result in a change in interest expense of $0.3 million for the three months ended March 31, 2013.

(f)	Reflects the amortization of deferred financing charges associated with the New Credit Facility

(g)	Reflects the amortization of the fair value premium associated with the Ameristar Notes

(h)	Reflects the adjustment to income tax expense by applying Ameristar’s effective tax rate of approximately 38.9% to the pro forma adjustments

(i)	Represents an adjustment to remove the operations of Lumière Place Casino, Hotel Lumière, Four Seasons, and Ameristar Lake Charles in connection with the assumption of a planned divestiture of those assets

(j)	An effective tax rate of 0% was applied to Pinnacle’s pro forma adjustments as Pinnacle is subject to a full valuation allowance. For pro forma purposes, Pinnacle did not evaluate the impact of the Acquisition to its valuation allowance. Accordingly, no change to Pinnacle’s valuation allowance was made.

7. Notes to Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the year ended December 31, 2012

The unaudited pro forma condensed combined statement of continuing operations presented above reflects the following specific adjustments:

(a)	Represents reclassification adjustments to conform presentation of Ameristar to presentation of Pinnacle

(b)	Reflects the adjustment to amortization expense due to the amortization of the customer relationship intangible assets recognized in purchase accounting

(c)	Reflects the adjustment to depreciation expense due to the fair value adjustment of property and equipment

(d)	Represents the removal of the interest expense associated with the historical debt expected to be refinanced

(e)

Reflects the interest expense associated with the debt financing expected to be incurred to finance the Acquisition. The pro forma interest expense arising from the additional borrowings has been computed using the assumed rate on the $800.0 million of 7.00% senior notes issued in contemplation of the transaction, and the current rates on the existing Pinnacle term loan and the revolving credit facility of 4.25% and 3.487%, respectively. Each 1/8th % change in the variable rate on the approximate $1,600.0 million and $389.0 million borrowed under the new term loan and revolving credit facility at closing would result in a change in interest expense of $2.0 million and $0.5 million for the year ended December 31, 2012, respectively. Each 1/8th % change in the assumed rate on the $800.0 million borrowed under the senior notes at closing would result in a change in interest expense of $1.0 million for the year ended December 31, 2012.

(f)	Reflects the amortization of deferred financing charges associated with the New Credit Facility

(g)	Reflects the amortization of the fair value premium associated with the Ameristar Notes

(h)	Reflects the adjustment to income tax expense by applying Ameristar’s effective tax rate of approximately 41.9% to the pro forma adjustments

(i)	Represents an adjustment to remove the operations of Lumière Place Casino, Hotel Lumière, Four Seasons, and Ameristar Lake Charles in connection with the assumption of a planned divestiture of those assets

(j)	An effective tax rate of 0% was applied to Pinnacle’s pro forma adjustments as Pinnacle is subject to a full valuation allowance. For pro forma purposes, Pinnacle did not evaluate the impact of the Acquisition to its valuation allowance. Accordingly, no change to Pinnacle’s valuation allowance was made.

8. Financing Agreements

Pinnacle estimates that the total amount of funds required to complete the Acquisition and pay related fees and expenses will be approximately $1.14 billion, not including the refinanced and assumed indebtedness. Pinnacle intends to fund the cash required in connection with the Acquisition largely with debt financing. In connection with the Acquisition, Pinnacle entered into an amended and restated commitment letter, dated June 10, 2013 (the “Debt Commitment Letter”), with several financial institutions, which have agreed to provide the debt financing commitments that will fund, together with proceeds from this offering of the Notes, the consideration to be paid pursuant to the terms of the Merger Agreement, transaction fees and expenses, provide working capital and funds for general corporate purposes after the Acquisition and refinance the existing credit facilities of Pinnacle and Ameristar. Pinnacle also intends to redeem all of Pinnacle’s existing 8.625% senior notes due 2017.

The funding of the debt financing is contingent on the satisfaction of certain conditions set forth in the Debt Commitment Letter. To the extent that market conditions deteriorate between now and the funding of the debt financing or Pinnacle is unable to satisfy the relevant conditions in the Debt Commitment Letter, Pinnacle may be unable to finance the Acquisition on terms acceptable to Pinnacle or at all. To the extent Pinnacle is unable to secure the debt financing, Pinnacle will need to seek alternate sources of capital and Pinnacle may be unable to complete the Acquisition.

The Acquisition is not conditioned on Pinnacle obtaining the debt financing and if the Merger Agreement is terminated due to Pinnacle’s inability to obtain adequate financing, then Pinnacle will be obligated under certain circumstances to pay Ameristar a reverse termination fee of $85.0 million.